Exhibit 10.11

MANAGEMENT AGREEMENT

This Management Agreement is made as of the 3rd day of June, 1999, by and among RABBIT HILL HOLDINGS, INC., a Delaware corporation (“RHH”), RABBIT HILL INTERMEDCO, INC., a Delaware corporation (“Intermedco”) RABBIT HILL OPERATIONS, INC., a Delaware corporation (“Operations”), JOHNSTOWN AMERICA CORPORATION, a Delaware corporation (“JAC”), FREIGHT CAR SERVICES, INC., a Delaware corporation (“FCS”), JAIX LEASING COMPANY, a Delaware corporation (“JAIX”) and JAC PATENT COMPANY, a Delaware corporation (“Patent” - JAC, FCS, JAIX and Patent are herein referred to as the “Companies”, and each as a “Company”, and the Companies, RHH, Intermedco and Operations are herein referred to as the “Contracting Parties”) and CAMILLO M. SANTOMERO, III, an individual (the “Manager”).

BACKGROUND

A. RHH owns all the capital stock of Intermedco, which owns all the capital stock of Operations, which owns all the capital stock of JAC, FCS and JAIX. JAC owns all the capital stock of Patent.

B. The Companies are engaged in the business of developing, manufacturing, selling, distributing and leasing railcars and related products and may in the future be engaged in additional lines of business (collectively, the “Business”).

C. To insure that RHH, Intermedco, Operations and the Companies are managed prudently and efficiently, the Contracting Parties desire to retain the Manager to assist with the supervision and management of the Business of the Contracting Parties, and to provide general management oversight, financial consultation and such other services as RHH, Intermedco, Operations and the Companies may request from time to time.

AGREEMENT

In consideration of the foregoing background and of the mutual covenants, conditions, and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Management. RHH, Intermedco, Operations and each of the Companies, jointly and severally, hereby retain the Manager, and the Manager hereby agrees, to assist the Contracting Parties by providing them with general oversight and supervision of each of them and their Business. In furtherance thereof, and upon request, the Manager (i) shall provide input and direction to the creation and implementation of long-range corporate and strategic plans, (ii) shall periodically review the general financial operation and performance of the Business, and (iii) shall evaluate different strategies for capitalization of the Business. From time to time, the Manager shall report to the Board of Directors of each of the Contracting Parties on his activities, and, upon request, shall prepare a written report to each of the Contracting Parties (collectively, “Management Services”).

2. Compensation of Manager; Subordination. In consideration of the Management Services provided hereunder, RHH, Intermedco, Operations and the Companies hereby agree to pay to the Manager a base fee equal, in the aggregate, to Three Hundred Fifty Thousand Dollars ($350,000.00) per year (“Annual Base Fee”), payable in twelve (12) equal consecutive monthly installments, within five (5) days after the first day of each month. The Manager may direct the Contracting Parties to pay the Annual Base Fee to an entity owned or controlled by the Manager, with which direction the Contracting Parties shall comply.

3. Expenses.

3.1 The Contracting Parties shall reimburse the Manager for all reasonable and necessary out-of-pocket expenses or disbursements incurred by the Manager in connection with the discharge of his duties hereunder, including, but not limited to, all reasonable and necessary travel and lodging expenses; provided however, that such expenses shall not include the maintenance of an office or administrative support services.

3.2 The Manager shall submit expense reports to RHH on a monthly basis, together with such documentation as may be required by RHH’s policy with regard to expense reports.

4. Term.

4.1 Unless sooner terminated as provided in Section 4.2, this Agreement shall commence on the date first above written (the “Commencement Date”) and shall remain in effect for a term of five (5) years, and, unless terminated by ninety (90) days written notice from one party to the other prior to the termination of the then current term, shall continue in effect from year to year thereafter.

4.2 This Agreement may be terminated under the following circumstances:

(a) by the Manager on sixty (60) days written notice;

(b) by either RHH or the Manager on ten (10) days written notice in the event of a Default by the other party;

(c) by RHH upon ten (10) days written notice in the event that the Manager becomes so disabled as to be unable to render services hereunder;

(d) automatically, in the event of the death of the Manager; or

(e) by RHH, in the event all or substantially all of its stock or assets are sold in one transaction or in a series of related transactions.

4.3 Termination of this Agreement shall not affect the rights and responsibilities which may have arisen or accrued prior to the date of termination.

5. Warranties and Covenants.

5.1 The Contracting Parties hereby represent and warrant to the Manager as follows: (i) each of the Contracting Parties is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business and to delegate to the Manager the responsibilities delegated hereunder; and (ii) this Agreement has been duly authorized by the Board of Directors of each of the Contracting Parties, and the execution hereof and the performance by the Contracting Parties hereunder does not and will not violate any provision of the Certificate of Incorporation or by-laws of any of the Contracting Parties, or any statute, regulation, court or administrative order or any agreement, contract or lease to which any of the Contracting Parties is a party, and there are no third parties who must consent to the execution of this Agreement by any of the Contracting Parties.

5.2 During the term of this Agreement, each of the Contracting Parties covenants and agrees that it will do the following: (i) to the extent consistent with the delegation of duties and responsibilities to the Manager hereunder, assist the Manager in all matters contemplated herein, so that the terms of this Agreement can be effected; (ii) promptly given written notice to the Manager of the occurrence of any event which would cause any representation or warranty in Section 5.1. to be untrue at any time, or which would constitute a Default hereunder; (iii) maintain its corporate existence and comply with all applicable statutes, rules and regulations with respect thereto.

5.3 At the expiration or termination of this Agreement, the Manager agree to return all material and assets loaned to the Manager by the Contracting Parties or purchased by the Contracting Parties for use by the Manager.

6. Default.

6.1 The occurrence of one or more of the following events after the Commencement Date shall constitute a default by or relating to the Contracting Parties (“Company Default”) hereunder:

(a) Any of the Contracting Parties becoming insolvent or unable to pay its debts as they mature, or filing a voluntary petition or suffering any involuntary petition to be filed against it under any provisions of any State or federal bankruptcy or insolvency statute, or making an assignment for the benefit of its creditors, or applying for or permitting the appointment of a receiver for its assets;

(b) Any of the Contracting Parties’ failure to pay the Annual Base Fee or any other amount owing to the Manager hereunder when due; or

(c) If any representation or warranty made in connection with this Agreement becomes false or erroneous in any material respect, or if any of the Contracting Parties shall breach any term of this Agreement.

6.2 The occurrence of one or more of the following events after the Commencement Date shall constitute a default by or relating to the Manager (“Manager Default”) hereunder:

(a) The Manager’s becoming insolvent or unable to pay his debts as they mature, or filing a voluntary petition or suffering any involuntary petition to be filed against him under any provisions of any state or federal bankruptcy or insolvency statute, or making an assignment for the benefit of his creditors, or applying for or permitting the appointment of a receiver for his assets; or

(b) The Manager’s failure to discharge substantially his responsibilities hereunder, and the continuance of such failure after Manager shall have received written notice thereof from the Company, and a reasonable opportunity to cure such failure.

6.3 (a) Upon the occurrence of a Company Default hereunder, if the Manager elects to terminate his responsibilities hereunder, the Manager shall be entitled to collect, and the Contracting Parties shall pay to the Manager, immediately upon demand, an amount equal to all damages suffered by Manager as a result of such breach; or

(b) Upon the occurrence of a Manager Default hereunder, RHH may, at its option, terminate the Manager’s responsibilities hereunder, whereupon the Contracting Parties’ obligation to pay the Annual Base Fee, to the extent accruing after the date of termination, shall cease.

7. Miscellaneous.

7.1 At the termination of this Agreement, whether or not at the end of the term hereof, the Manager shall cooperate with the Contracting Parties to effect an orderly transition of the responsibilities of the Manager hereunder to the Contracting Parties or their designee.

7.2 The Contracting Parties acknowledge that the Manager is not obligated to limit himself to the management of the Contracting Parties, or any of their affiliates, and acknowledges that the Manager may render similar services to other companies, some of which may be competitors of the Contracting Parties.

7.3 Any failure by either the Contracting Parties or the Manager to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, or from time to time thereafter.

7.4 If any provision of this Agreement shall for any reason be held to be invalid or unenforceable in any jurisdiction in which it is sought to be enforced, such invalidity and unenforceability shall not affect any other provision hereof and it shall be construed as if such invalid or unenforceable provision were omitted.

7.5 This Agreement, including this Section 7.5 may be amended only in writing executed by all of the parties hereto.

7.6 All agreements, warranties and covenants made by the Contracting Parties and the Manager herein shall continue as long as this Agreement shall remain in effect.

7.7 Section headings are for reference purposes only and shall not be utilized in the interpretation of the Agreement.

7.8 Any notice required under this Agreement to be sent by one party to the other shall be personally delivered or sent by certified mail, return receipt requested, or by nationally recognized overnight delivery service, postage or fees prepaid, to the following addresses:

If to the Contracting	Rabbit Hill Holdings, Inc.
Parties:	Rabbit Hill Sarles Street Mount Kisco, NY 10549 Attention: President Telecopy No.: (914) 666-8378

And to:	Rabbit Hill Holdings, Inc. c/o Johnstown America Corporation 17 Johns Street Johnstown, PA 15901 Attention: President Telecopy No.: (814) 533-5010

If to Manager:	Mr. Camillo M. Santomero, III Rabbit Hill Sarles Street Mount Kisco, NY 10540 Telecopy No.: (914) 666-8378

With a copy to:	George J. Hartnett, Esquire White and Williams LLP 1800 One Liberty Place Philadelphia, PA 19103

The aforementioned addresses may be changed upon written notice to all parties.

7.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

7.10 This Agreement shall not create any rights, or confer any benefits, upon any persons or entities not a party hereto.

7.11 This Agreement is personal to the parties and, except as set forth in Section 2 hereof, may not be assigned or otherwise transferred except that any of the Contracting Parties may assign its rights to an affiliate, provided, however, that in such event, the Contracting Parties shall remain liable for its obligations hereunder.

7.12 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Executed as of the date first above written.

RABBIT HILL HOLDINGS, INC

/s/ Rabbit Hill Holdings, Inc.

(signatures continued on page 7)

(signatures continued from page 6)

RABBIT HILL OPERATIONS, INC.

/s/ Rabbit Hill Operations, Inc.

RABBIT HILL INTERMEDCO, INC.

/s/ Rabbit Hill Intermedco, Inc.

JOHNSTOWN AMERICA CORPORATION

/s/ Johnstown America Corporation

FREIGHT CAR SERVICES, INC.

/s/ Freight Car Services, Inc.

JAIX LEASING COMPANY

/s/ JAIX Leasing Company

JAC PATENT COMPANY

/s/ JAC Patent Company

/s/ Camillo M. Santomero, III
CAMILLO M. SANTOMERO, III